EXHIBIT 2.1

VH HOLDINGS, INC.

VH MERGERSUB, INC.

C/O MADISON DEARBORN PARTNERS, LLC

THREE FIRST NATIONAL PLAZA, SUITE 3800

70 WEST MADISON STREET

CHICAGO, IL 60602

July 1, 2007

VIA FACSIMILE AND U.S. MAIL

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Attention: John A. Edwardson

Facsimile: (847) 968-0336

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 29, 2007, by and among VH Holdings, Inc., a Delaware corporation (“Parent”), VH MergerSub, Inc., an Illinois corporation and a wholly owned subsidiary of Parent (“Sub”), and CDW Corporation, Inc., an Illinois corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

In connection with the Merger Agreement, (1) Parent delivered to the Company the Equity Funding Letters and the Commitment Letter and (2) the MDCP Parties executed and delivered their Limited Guaranty in favor of the Company in the form attached as Exhibit A to the Merger Agreement (the “Original Limited Guaranty”).

As we have discussed, Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. (together, the “Providence Investors”) have agreed to join with the MDCP Parties to provide the majority of the equity financing necessary to consummate the transactions contemplated by the Merger Agreement. Specifically, concurrently with the execution of this letter agreement, the Providence Investors are delivering an equity commitment letter to Parent whereby the Providence Investors commit to purchase $1.035 billion of the equity securities of Parent on the terms and conditions set forth therein. The Providence Investors are also delivering a limited guaranty in favor of the Company in respect of Parent’s obligations under the Merger Agreement. Also, DB Investment Partners, Inc. has committed to provide a portion of the equity financing and Deutsche Bank Securities, Inc. has committed to provide a portion of the debt financing necessary to consummate the transactions contemplated by the Merger Agreement.

As a result of the equity investment from the Providence Investors, the amount of equity financing required from the MDCP Parties, J.P. Morgan Ventures Corporation and LB I Group, Inc. under their respective Equity Funding Letters has been substantially reduced. Similarly, because of the delivery of the limited guaranty from the Providence Investors to the Company, the Original Limited Guaranty from the MDCP Parties should be amended and restated to, among other things, reduce the Maximum Amount (as defined under the Original Limited Guaranty) thereunder.

As a result of the foregoing, Parent, Sub and the Company agree as follows:

1. The Equity Funding Letters from the MDCP Parties, J.P. Morgan Ventures Corporation and LB I Group, Inc. shall be replaced with the Amended and Restated Equity Commitment Letters from such entities to Parent, attached as Exhibits A-1, A-2 and A-3 hereto. In addition, the Providence Investors and DB Investment Partners, Inc. are each delivering an equity commitment letter to Parent on the date hereof, executed copies of which are attached as Exhibits A-4 and A-5 hereto. By signing below, the Company hereby (A) consents to the substitutions and additions set forth in this paragraph, (B) agrees that the equity commitment letters attached hereto as Exhibits A-1, A-2, A-3, A-4 and A-5 shall collectively constitute the Equity Funding Letters for all purposes under the Merger Agreement, and (C) further agrees that the substitutions and additions set forth in this paragraph do not constitute a breach by Parent or Sub of any provision of the Merger Agreement, including, without limitation, Sections 5.7 or 7.12 thereof, and do not constitute a failure of any of the conditions precedent set forth in Section 8.2 of the Merger Agreement.

2. The Commitment Letter (as defined in the Merger Agreement) is being amended in accordance with Section 7.12(a) of the Merger Agreement, primarily to add Deutsche Bank Securities, Inc. as a lender thereunder. A copy of the executed amended Commitment Letter is attached hereto as Exhibit B. By signing below, the Company hereby (A) consents to the amendment of the Commitment Letter and (B) agrees that the amendment of the Commitment Letter is expressly permitted under Section 7.12(a) of the Merger Agreement and therefore does not constitute a breach by Parent or Sub of any provision of the Merger Agreement or a failure of any of the conditions precedent set forth in Section 8.2 of the Merger Agreement.

3. The Original Limited Guaranty is being replaced in its entirety as a result of the delivery to the Company of the limited guaranty from the Providence Investors. A copy of the Amended and Restated Limited Guaranty from the MDCP Parties is attached hereto as Exhibit C-1 (the “MDCP Amended Limited Guaranty”) and a copy of the executed Limited Guaranty from the Providence Investors is attached hereto as Exhibit C-2 (the “Providence Limited Guaranty”). By signing below, the Company hereby (A) consents to the amendment and restatement of the Original Limited Guaranty from the MDCP Parties and the delivery of the Providence Limited Guaranty, (B) agrees that the Providence Limited Guaranty and the MDCP Amended Limited Guaranty shall replace and supersede in all respects the Original Limited Guaranty for all purposes under the Merger Agreement, and (C) further agrees that the substitutions and additions set forth in this paragraph do not constitute a breach by Parent or Sub of any provision of the Merger Agreement, including, without limitation, Section 5.10 thereof, or a failure of any of the conditions precedent set forth in Section 8.2 of the Merger Agreement. As a result of the foregoing, the definition of “Guarantor” as set forth in the Merger Agreement shall mean, collectively, the MDCP Parties and the Providence Investors, and the definition of “Guaranty” shall mean, collectively, the Providence Limited Guaranty and the MDCP Amended Limited Guaranty.

This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This letter agreement shall be governed by, and construed in accordance with the laws of the State of Illinois without reference to the conflicts of laws rules of Illinois or any other state. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Please confirm your agreement as indicated above by signing the enclosed copy of this letter in the space provided below and returning it to Parent and Sub.

*   *   *   *   *

Very Truly Yours,

VH Holdings, Inc.

By:	/s/ Benjamin D. Chereskin

Name:	Benjamin D. Chereskin
Title:	President

VH MergerSub, Inc.

By:	/s/ Benjamin D. Chereskin

Name:	Benjamin D. Chereskin
Title:	President

Acknowledged and Agreed on July 1, 2007:

CDW Corporation

By:	/s/ John A. Edwardson

Name:	John A. Edwardson
Title:	Chairman and Chief Executive Officer

cc:	Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attn: Thomas A. Cole and Dennis V. Osimitz

Facsimile: (312) 853-7036

Signature Page to Side Letter re Substitution of Equity Funding Letters, Commitment Letter and Limited Guaranty

List of Exhibits

Exhibit A-1

Amended & Restated Equity Commitment Letter of the MDCP Parties

Exhibit A-2

Equity Commitment Letter of the Providence Investors

Exhibit A-3

Amended & Restated Equity Commitment Letter of JP Morgan Ventures Corporation

Exhibit A-4

Amended & Restated Equity Commitment Letter of LB I Group, Inc.

Exhibit A-5

Equity Commitment Letter of DB Investment Partners, Inc.

Exhibit B

Debt Commitment Letter

Lehman Brothers Commercial Bank, Lehman Commercial Paper, Inc., Lehman Brothers, Inc., Morgan

Stanley Senior Funding, Inc., JP Morgan Chase Bank, N.A., J.P. Morgan Securities, Inc., and Deutsche

Bank Securities, Inc.

Exhibit C-1

Amended and Restated Limited Guaranty of the MDCP Parties

Exhibit C-2

Limited Guaranty of the Providence Investors

5